Email to brokers:

Pax World Balanced Fund, Inc. (the “Fund”) has delivered a proxy statement and, separately, a rescission offer, to shareholders.  Your clients who own shares of the Fund may have questions about them.  I have attached a notice regarding the two items (“Advisor Notice”) and a copy of the proxy statement and rescission offer.  Please call me at the number below if you have questions.  I look forward to hearing from you.

Letter to brokers:

NOTICE REGARDING PAX WORLD BALANCED FUND, INC. CUSIP 704 222 108

Due to significant cash inflows, Pax World Balanced Fund, Inc. (the “Fund”) exhausted its authorized shares of common stock available for issuance under its Certificate of Incorporation and inadvertently issued certain shares in excess of the 75,000,000 shares authorized (collectively, the “Overissue Shares”).  The Board of Directors of the Fund have determined, among other things, (i) to seek shareholder approval of an amendment to the Fund’s Certificate of Incorporation that would increase the number of authorized shares of the Fund’s common stock from seventy-five million (75,000,000) shares to one hundred fifty million (150,000,000) shares and (ii) to make a rescission offer with respect to the Overissue Shares.

Pursuant to the rescission offer, a holder of Overissue Shares can elect either (i) to effect an exchange of newly authorized shares of common stock of the Fund for its Overissue Shares on a share-for-share basis, subject to shareholder approval of the above-described amendment, or (ii) to rescind his, her or its purchase of Overissue Shares and to receive proceeds in an amount equal to the greater of (a) the original purchase price of such Overissue Shares (less any distributions made in respect thereof), plus an amount computed by reference to the then prevailing Federal Reserve discount rate (primary credit rate) plus 5.00%, and (b) the net asset value of Overissue Shares next calculated after receipt by the Fund of the holder’s acceptance of the rescission offer (such amount, the “Rescission Price”). If a holder of Overissue Shares does not elect to receive either the Rescission Price or duly authorized shares, the Fund will treat the Overissue Shares held by such holder, and all rights and claims with respect thereto, as having been eliminated in exchange for the newly authorized shares.

The proxy solicitation is underway and proxy statements were mailed to shareholders on January 27, 2006. The rescission offer is underway and rescission offers were mailed on February 1, 2006.

The rescission offer is being extended to holders of all shares purchased between August 17, 2005 and December 23, 2005.  Please note that shares purchased through reinvestments of dividends and capital gains are also eligible for rescission.  Holders of Overissue Shares will have until February 23, 2006 (or the date on which shareholder approval of the above-described amendment is obtained) to accept the rescission offer.

If you have any questions about the proxy statement or rescission offer, please call Thomas Gainey, Pax World Vice President of Sales, at 877-703-7476.

We appreciate your attention to this matter.